As filed with the Securities and Exchange Commission on December 11, 2008

                                                   Registration No. ____-_______
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                           SMALL CAP STRATEGIES, INC.
             (Exact name of registrant as specified in its charter)

              Nevada                                     20-5655532
  (State or other jurisdiction of                     (I.R.S. Employer
   incorporation or organization)                    Identification No.)

                        3651 Lindell Road, Suite D #146,
                             Las Vegas, Nevada 89103
          (Address of principal executive offices, including zip code)

                                 (702) 943-0330
              (Registrant's telephone number, including area code)

                Small Cap Strategies, Inc. 2008 Stock Option Plan
                            (Full Title of the Plan)

                                 Bryce M. Knight
                             Chief Executive Officer
                           Small Cap Strategies, Inc.
                        3651 Lindell Road, Suite D #146,
                             Las Vegas, Nevada 68114
                                 (702) 943-0330
            (Name, address and telephone number of agent for service)

                                    Copy to:
                              James A Reskin, Esq.
                               Reskin & Associates
                       520 South Fourth Street, Suite 400
                            Louisville, KY 40202-2577
                                 (502) 561-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

   Large accelerated filer     |_|          Accelerated filer          |_|
    Non-accelerated filer      |_|      Smaller reporting company      |X|



                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
Title of securities to be     Amount to be            Proposed maximum              Proposed maximum       Amount of registration
        registered           registered (1)     offering price per share (2)    aggregate offering price             fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value          450,000                    $0.51                       $229,500                   $128.06
$.001 per share
-----------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement shall also be deemed to register any additional shares of common stock that may be issued pursuant to any anti-dilution provisions of the plans as the result of any stock split, stock dividend or similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The maximum offering price per share is based on the average of the high and low prices of the Company's Common Stock as listed on the Over-The-Counter Bulletin Board, listing service operated by Nasdaq on December 10, 2008.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement omits the information specified in Part I of Form S-8. The documents constituting Part I of this Registration Statement will be sent or given to plan participants as required by Rule 428(b). Small Cap Strategies, Inc. (the "Company") is not filing these documents with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 1.  Plan Information.

     Not required to be filed with the Commission.

Item 2.  Registrant Information.

     Not required to be filed with the Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Items 3.  Incorporation of Documents by Reference.

     The following documents previously filed by the Company with the Commission are incorporated by reference in this registration statement:

1.        Annual  Report on Form 10-K for the  fiscal  year ended  December  31,
          2007.

2. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.

3.        Quarterly  Report on Form 10-Q for the quarterly period ended June 30,
          2008.

4.        Quarterly Report on Form 10-Q for the quarterly period ended March 31,
          2008.

5. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2007, except for information furnished under Current Reports on Form 8-K, which are not deemed filed and not incorporated herein by reference.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001. The holders of common stock currently (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this Offering, when issued, will be fully paid for and non-assessable. The holders of shares of common stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors. After this Offering is completed, management will own less than 1% of the outstanding shares.

Please refer to the Company's Articles of Incorporation (recreated as Exhibit 3.1), By-Laws (Exhibit 3.2) and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company's securities.

As of the date of this prospectus, the Company has not declared or paid any cash dividends to stockholders. The declaration or payment of any future cash dividend will be at the discretion of the Board of Directors and will depend upon the earnings, if any, capital requirements and financial position of the Company, general economic conditions, and other pertinent factors. It is the present intention of the Company not to declare or pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in the Company's business operations.

Securities Transfer Company of Plano, TX, is our transfer agent and registrar for the Common stock.

Item 5.   Interests of Named Experts and Counsel.

The validity of the securities being registered will be passed upon by James A. Reskin, Esq., General Counsel to the Company, 520 South Fourth Avenue, Suite 400, Louisville, KY 40202.

None of the experts named in the Registration Statement as having prepared or certified a report or counsel for the Company named in the Registration Statement as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration of offering of such securities have or will receive in connection with the offering a substantial interest, direct or indirect, in the Company or its subsidiary, if any, nor was connected with the Company or its subsidiary, if any, as a promoter, managing underwriter, voting trustee, director, officer or employee.

Item 6.  Indemnification of Directors and Officers.

     Section 78.7502 of the Nevada Revised Statutes contains provisions for indemnification of the officers and directors of the Company. Nevada law provides for indemnification (which may eliminate any personal liability of a director to the Company or its shareholders for monetary damages for gross negligence or lack of care in carrying out the director's fiduciary duties) if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. A director or officer may be indemnified as to any matter in which he successfully defends himself.

     The officers and directors of the Company are accountable to the shareholders of the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all other similarly situated shareholders to recover damages where the Company has failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company due to a breach of a fiduciary duty by an officer or director of the Company in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The  Company  has no  agreements  with any of its  directors  or  executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors. Nevada law authorizes, and the Company's Bylaws provide for, indemnification of the Company's directors and officers against claims, liabilities, amounts paid in settlement, and expenses in a variety of circumstances. Indemnification for liabilities may be permitted for the Company's directors, officers and controlling persons pursuant to the foregoing or otherwise. At present, there is no pending litigation or proceeding involving a director or executive officers of the Company as to which indemnification is being sought. The Company does not carry an insurance policy covering officers and directors, as well as its potential liability under the Indemnity Agreements.

Item 7.  Exemption From Registration Claimed.

In the event certain options or warrants granted under the Small Cap Strategies, Inc. 2008 Stock Option Plan are not registered pursuant to this Registration Statement, the shares of Common Stock to be issued pursuant to an exercise of such option or warrants shall be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

In such event, each optionee, as a condition of exercise, shall represent, warrant and agree in a form of written certificate approved by the Company that
(i) all shares of Common Stock are being acquired solely for his own account and not on behalf of any other person or entity; (ii) no shares of Common Stock will be sold or otherwise distributed in violation of the Securities Act of 1933, as amended, or any other applicable federal or state securities laws; (iii) if he is subject to reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, he will (a) furnish the Company with a copy of each Form 4 filed by him and (b) timely file all reports required under the federal securities laws; and (iv) he will report all sales of shares of Common Stock to the Company in writing.

No shares have been issued under the Small Cap Strategies, Inc. 2008 Stock Option Plan for which an exemption has been claimed.

Item 8.   Exhibits.

     Exhibit
      Number      Description
      ------      -----------
       3.1        Articles of Incorporation (reproduced)
       3.2        By-Laws of Small Cap Strategies, Inc.
       5.1        Opinion of James A. Reskin & Associates
       10.1       Small Cap Strategies, Inc. 2008 Stock Option Plan
       23.1       Consent of James A. Reskin & Associates (contained in Exhibit
                  5.1 hereto)
       23.2       Consent of Turner, Stone & Company, LLC

  Item 9.  Undertakings

     The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
         (iv) Provided however, That: Paragraphs (a)(i) and (a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 11, 2008.

                                                   SMALL CAP STRATEGIES, INC.

                                                   By:  /s/ Bryce M. Knight
                                                        -------------------
                                                   Bryce M. Knight
                                                   Chief Executive Officer
                                                   (Principal Executive Officer)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Bryce M. Knight as true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this registration statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


        Signature                       Title                              Date
        ---------                       -----                              ----

/s/ Bryce M. Knight       Chief Executive Officer, Director    December 11, 2008
--------------------
Bryce M. Knight             (Principal Executive Officer)

/s/ Bryce M. Knight           Chief Financial Officer          December 11, 2008
--------------------
Bryce M. Knight      (Principal Financial and Accounting Office

/s/ Paul Johnson                      Director                 December 11, 2008
--------------------
Paul Johnson

/s/ Joel Holt                         Director                 December 11, 2008
--------------------
Joel Holt